Exhibit 99.1

Sabine Royalty Trust

News Release

SABINE ROYALTY TRUST DECLARES
MONTHLY CASH DISTRIBUTION FOR JUNE

     Dallas, Texas, June 3, 2004 – Bank of America, N.A., Dallas, Texas, as Trustee of the Sabine Royalty Trust (NYSE – SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.20698 per unit, payable on June 29, 2004, to unit holders of record on June 15, 2004.

     Due to the timing of the end of the month of May, approximately $13,000 of revenue received will be posted in the following month of June in addition to normal receipts during June. Approximately $1,141,000 in revenue has been received since the end of the month.

     This distribution reflects primarily the oil production for March 2004 and the gas production for February 2004. Preliminary production volumes are approximately 40,000 barrels of oil and 454,000 mcf of gas.

     The 2003 Annual Report/10-K is now available. For those reports and more information on Sabine Royalty Trust, please visit our website at www.sbr-sabineroyalty.com.

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Contact:	Ron E. Hooper
Senior Vice President
Bank of America, N.A.
Toll Free – 800.365.6541